Exhibit 99.3

AUTOLUS LIMITED 2017 NON-EMPLOYEE SHARE OPTION PLAN

SUB-PLAN FOR US PARTICIPANTS

Board adoption March 22, 2018

Please note: The provisions of the Autolus Limited 2017 Non-Employee Share Option Plan Sub-Plan for US Participants (“US Non-Employee Plan”) are based on and linked to the provisions of the Autolus Limited 2017 Share Option Plan US-Sub Plan for US Participants (“US Employee Plan”). However, the provisions of the US Non-Employee Plan do not form part of the US Employee Plan, and any changes to the US Employee Plan will not take effect in this US Non-Employee Plan unless the Board resolves that this should be the case.

1.	Provisions of the US Non-Employee Plan

The provisions of the US Employee Plan, including the California Supplement shall, with the following modifications, form the provisions of the US Non-Employee Plan.

•	1 – “Purpose and Applicability” shall be replaced with the following:

“(a) This Sub-Plan applies to Participants of the Autolus Limited 2017 Non-Employee Share Option Plan (“Non-Employee Plan”) who are either US residents or US taxpayers. Pursuant to Section 17.1 of the Non-Employee Plan, the Board of Directors of the Company has the authority to amend the Non-Employee Plan and establish a sub-plan for the benefit of participants overseas. The purpose of the US Non-Employee Plan is to facilitate compliance with US tax, securities and other applicable laws.

(b) Except as otherwise provided by the US Non-Employee Plan, all Option grants made to US Participants will be governed by the terms of the Non-Employee Plan, when read together with the US Non-Employee Plan. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the US Non-Employee Plan and the Non-Employee Plan, the provisions of the US Non-Employee Plan will govern. Capitalized terms contained herein have the same meanings given to them in the Non-Employee Plan, unless otherwise provided by the US Non-Employee Plan.

(c) This Plan is effective as of March 22, 2018, the date the Board resolved to adopt the Plan.”

•	For the purposes of the US Non-Employee Plan, “U.S. Sub-Plan” shall mean the US Non-Employee Plan and “the Plan” shall mean the Non-Employee Plan.

•	Options granted under the US Non-Employee Plan shall be Nonstatutory Stock Options and all references to Incentive Stock Options and associated provisions shall be disregarded.

•	The reference in 3(b) to “Eligibility” shall be replaced with “Options may be granted to Eligible Participants only.”

•	References to “employees” shall be replaced with references to “participants”.

2.	Limits

Any limits on Plan Shares available for award under Rule 4 of the Autolus Limited 2017 Share Option Plan shall apply on an aggregate basis to awards under the Autolus Limited 2017 Share Option Plan US-Sub Plan for US Participants, the Non-Employee Plan and the US Non-Employee Plan. In addition, subject to adjustment upon a Reorganisation under Section 3(g) of the US-Sub Plan for US Participants, the maximum number of Plan Shares that may be issued under the US Non-Employee Plan is 8,577,488 Plan Shares.